EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to EZchip Semiconductor Ltd.’s (the “Company”) Amended and Restated 2009 Equity Incentive Plan of our reports dated March 27, 2014, with respect to the Company’s consolidated financial statements for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/Kost, Forer, Gabbay & Kasierer Kost, Forer, Gabbay and Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
November 13, 2014